ACQUISITION LOAN AGREEMENT

PREAMBLE

THIS ACQUISITION LOAN AGREEMENT is made and entered into effective as of October 31, 2011, by and between ARC FEBTTMT001, LLC, a Delaware limited liability company (herein called the “Borrower”), and BOKF, NA (herein called the “Lender”), doing business as Bank of Texas.

The Borrower has applied to the Lender for a loan to finance the Borrower’s acquisition of the Premises (as defined below).  The Lender is willing to make such loan upon the terms and conditions herein set forth.  In consideration of the mutual covenants and agreements herein contained, the Lender and the Borrower agree as follows:

ARTICLE 1
DEFINITIONS AND TERMS

Section 1.1      Definitions and Terms.  As used in this Agreement, the following terms shall have the respective meanings indicated:

Affiliate means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

Agreement shall mean this Acquisition Loan Agreement, as it may be amended or supplemented from time to time in writing.

Appraisal shall mean a written appraisal of the Premises (in its then condition) in form and substance satisfactory to the Lender by an appraiser (who may be an employee of the Lender or of a related entity) satisfactory to the Lender.

Approved Successor Guarantor shall mean (a) an Institutional Investor, or (b) another Person who is acceptable to Lender, provided such Institutional Investor or Person: (i) satisfies the Transfer Financial Criteria; (ii) owns (directly or indirectly) at least fifty-one percent (51%) of the beneficial interests in Borrower; and (iii) shall have delivered to Lender a background and credit check in form and substance reasonably acceptable to Lender.

Borrowing Authorization shall mean such written instruments, if any, as shall be required by the Lender, authorizing the execution and delivery of the Credit Documents required by this Agreement to be executed and delivered to the Lender by any Person other than a natural person, authorizing the consummation of the transactions contemplated by this Agreement and setting forth the names of the Persons authorized to execute and deliver such Credit Documents.

Business Day means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law to remain closed.

Ceiling Rate means, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or Texas laws permits the higher interest rate, stated as a rate per annum.  On each day, if any, that the Texas Finance Code establishes the Ceiling Rate, the Ceiling Rate shall be the “weekly ceiling” (as defined in the Texas Finance Code) for that day.  The Lender may from time to time, as to current and future balances, implement any other ceiling under the Texas Finance Code by notice to Borrower, if and to the extent permitted by the Texas Finance Code.  Without notice to Borrower or any other person or entity, the Ceiling Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.

Certificate of Good Standing shall mean one or more original certificates issued by any appropriate Governmental Authority certifying that a corporation, limited liability company or a limited partnership exists and is in good standing in the state of its organization and is in good standing in the State of Montana and that all franchise taxes are currently paid.  With respect to a corporation, limited liability company, or limited partnership organized in a state other than the State of Montana, such term shall include a copy of the certificate of authority for it to do business in the State of Montana certified to a current date by the Secretary of State of the State of Montana.

Commitment shall mean the obligation of the Lender to make the Loan under this Agreement up to (but not exceeding) $5,060,000.00.

Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, which includes the customary powers of a managing member of any limited liability company or any general partner of any limited partnership or any board of directors of any corporation.  “Controlling” and “Controlled” have meanings correlative thereto.

Credit Documents shall include this Agreement, the Note (including all renewals, extensions and rearrangements thereof), the Deed of Trust, the Guaranty, the Environmental Risk Agreement, the Notice of Entire Agreement, the Manager/Lender Agreement (if any) and all other instruments executed (a) pursuant hereto or in connection herewith or with the Debt or (b) as security for either or both payment of the Debt or performance of the Borrower’s obligations under this Agreement and under all other Credit Documents.

Current Survey shall mean an American Land Title Association boundary survey of the Land dated currently with the date such survey is required to be furnished pursuant to any provision of this Agreement, performed by a registered public land surveyor duly licensed as such in the State of Montana, acceptable to the Lender (and, in each instance that the Lender shall so require, to the Title Company).

Debt shall mean all indebtedness and obligations to the Lender incurred under or evidenced by the Credit Documents and any and all of Borrower’s indebtedness and obligations under or in connection with any Swap Agreement.

Debt Service means, for any period of determination, the aggregate sum of the payments of interest and principal required to be made on the Note for such period.

Debt Service Coverage Ratio means, as of any determination date, the ratio of Net Operating Income for the test period to Debt Service for the same period.

Deed of Trust (whether one or more) shall mean a deed of trust and security agreement dated on or about the date of this Agreement from the Borrower for the benefit of the Lender, and in favor of the Lender, upon and covering the Premises, duly executed by the Borrower and such other Persons (if any) as shall be required to vest in the Lender a perfected first priority lien, assignment of rents and security interest in all of the Premises and the other collateral described therein to secure payment of the Note and all of the other Debt.

Default shall have the meaning provided in the definition of Event of Default.

Environmental Risk Agreement shall mean the Environmental Risk Agreement of even date with this Agreement executed by the Borrower and Guarantor in favor of the Lender, as amended from time to time.

Environmental Site Assessment shall mean one or more environmental site assessments of the Premises which shall be satisfactory to the Lender in all respects.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

Event of Default shall mean any of the events specified in Section 6.1 hereof, provided that there has been satisfied or met any requirement or condition specified in this Agreement for the giving of notice, or the lapse of time, or the happening of any other or further condition, event or act in respect of such specified event, and Default shall mean any of the events specified in such Section, whether or not any giving of notice, or lapse of time, has been satisfied or met.

Fed Ex Lease means that certain Lease Agreement dated September 20, 2010, between William Charles Butte Montana, LLC and FedEx Freight, Inc., as amended by that certain Amendment to Lease Agreement dated July 18, 2011, and as assigned to Borrower by that certain Assignment and Assumption of Lease dated September 27, 2011, between Williams Charles Butte Montana, LLC and Borrower.

Financing Statements shall mean and include all such Uniform Commercial Code financing statements and continuation statements as the Lender shall require, duly executed, if applicable, by the Borrower and by such other Persons (if any) as, in the Lender’s judgment, shall be necessary to give notice of and to perfect, or continue perfection of, the Lender’s security interest in all personal property and fixtures constituting a part of the Premises or other security for the Debt.

Good Accounting Practice shall mean such accounting practice as, in the opinion of independent accountants regularly retained by the Borrower or other Person (as the case may be) acceptable to and approved by the Lender, conforms at the time to generally accepted accounting principles, consistently applied, which are recognized as such by the Financial Accounting Standards Board, and if any change in any accounting principle or practice is required by the Financial Accounting Standards Board in order for such principle or practice to continue as a generally accepted accounting principle, all reports and financial statements required hereunder may be prepared in accordance with such change only after written notice of such change is given to the Lender.

Governmental Authority means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local (including, without limitation, the State of Montana, the County of Silver Bow, and the City of Butte), and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

Governmental Permits shall mean all certificates, licenses, zoning variances, permits and no action letters from Governmental Authority required to evidence full compliance by the Borrower with all Legal Requirements applicable to the Premises.

Guarantor shall mean American Realty Capital Operating Partnership III, L.P., a Delaware limited partnership.

Guaranty shall that certain Guaranty of even date herewith duly executed by Guarantor in favor of Lender.

Improvements shall mean all improvements now or hereafter located upon the Land.

Indebtedness shall mean and include (1) all items which in accordance with Good Accounting Practice would be included on the liability side of a balance sheet on the date as of which Indebtedness is to be determined (excluding capital stock, surplus, surplus reserves and deferred credits), (2) guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, or any obligations to purchase or otherwise acquire any such Indebtedness of others, and (3) Indebtedness secured by any mortgage, pledge, security interest or lien existing on property owned subject to or burdened by such mortgage, pledge, security interest or lien whether or not the Indebtedness secured thereby shall have been assumed; provided, however, that such term shall not mean or include any Indebtedness for which monies sufficient to fully pay and discharge such Indebtedness (either on its stated final maturity date or on such earlier date as such Indebtedness may be duly called for redemption and payment) are on deposit with a depository, agency or trustee in trust for the payment of such Indebtedness.

Institutional Investor means (i) a state or public pension plan, (ii) a pension trust maintained by a non-governmental employer, (iii) an endowment or private foundation, (iv) a banking institution, (v) an insurance company, (vi) a corporation, (vii) a real estate investment trust, (viii) saving and loan association, (ix) trust company, (x) commercial credit corporation, (xi) mutual fund, or (xii) an entity wholly owned by any of the foregoing whose obligations are guaranteed by such owner

Insurance Policies shall mean and include each and every insurance policy, insurance certificate and other evidence of insurance which is required pursuant to the Deed of Trust or any other Credit Document.

Land shall mean the land described in Exhibit A attached to the Deed of Trust.

Leases shall mean any and all lease agreements now or hereafter executed with any tenant which cover or affect all or any part of the Premises (including without limitation, the Fed Ex Lease), together with any guaranties or security for the obligations of any tenant, lessee, sublessee, or other person or entity having the right to occupy, use or manage any part of the Premises.

Legal Requirements shall mean any law, ordinance, order, rule or regulation of a Governmental Authority, and any requirements, terms or conditions contained in any restriction or restrictive covenant  filed with the real property records affecting the Premises.

Lender Indemnitees means the Lender, any subsequent holder or owner of the Debt or any interest in it, and any Affiliate, successor, assign or subsidiary of the Lender and each of their shareholders, directors, officers, employees, counsel, agents and contractors, as well as their respective heirs and personal and legal representatives.

Loan or Loans means the loans made by Lender to Borrower pursuant to this Agreement.

Management Agreement shall mean the agreement of a Manager (or, if there is more than one Manager, all such agreements) to manage all or any portion of the Premises as such agreement may be amended in accordance with this Agreement and the other Credit Documents.

Manager shall mean each Person engaged by or on behalf of the Borrower to perform management services for the Project.  The Lender shall have the right to approve the engagement of any Manager, such approval not to be unreasonably withheld.

Manager/Lender Agreement shall mean each Manager/Lender Agreement, which shall be in form and substance satisfactory to the Lender, now or hereafter executed by the Manager in favor of the Lender.

Maturity Date shall mean October 31, 2016, as the same may be accelerated by Lender in accordance with this Agreement.

Net Operating Income means, for any period of determination, the net operating income for the Project (before debt service), as determined by Lender in its reasonable discretion based upon (a) cash rents received under Leases for such period of determination less (b) Borrower’s operating expenses (net of expenses paid for by tenants of the Project) for such period, including a monthly accrual for insurance and property taxes.

Note shall mean the promissory note dated of even date herewith in the original principal amount of the Commitment, executed by the Borrower, payable to the order of the Lender.

Notice of Entire Agreement shall mean that certain Notice of Entire Agreement, Release of Claims and Waivers of even date herewith executed by Borrower, Guarantor and Lender.

Obligors (whether one or more) shall mean, collectively, each Person now or hereafter primarily or secondarily obligated to pay all or any part of the Indebtedness evidenced by the Note or other sums now or hereafter payable to Lender under any of the Credit Documents, including, but not limited to, Borrower and Guarantor.

Officer’s Certificate shall mean a certificate signed in the name of the Borrower by either (a) any individual partner of the Borrower, (b) an individual general partner or joint venturer of any partnership partner of the Borrower, (c) the president, a vice president, the treasurer, the secretary or an assistant treasurer or assistant secretary of any corporate partner of the Borrower, (d) an individual member or manager of any limited liability company partner of the Borrower, or (e) an individual member, manager or duly appointed officer of any limited liability company.

Opinion of Obligors’ Counsel shall mean an opinion rendered to the Lender by legal counsel for the Obligors acceptable to the Lender dated as of the date of this Agreement, in form and substance satisfactory to the Lender.

Organizational Agreement shall mean (a) in respect of a corporation, the Articles of Incorporation certified to a current date by the Secretary of State of the state in which such corporation is incorporated and the Bylaws of a corporation certified to a current date as true and correct by the secretary or assistant secretary of a corporation; (b) in respect of a general partnership, a partnership agreement; (c) in respect of a limited partnership, a partnership agreement and the certificate of limited partnership certified to a current date by an appropriate Governmental Authority of the state in which the limited partnership is organized; (d) in respect of a joint venture, a joint venture agreement; (e) in respect of a trust, a trust agreement and (f) in respect of a limited liability company, the certificate of organization certified to a current date by the Secretary of State of the state in which such limited liability company is organized and the regulations of a limited liability company certified to a current date as true and correct by the manager or the secretary or assistant secretary of a limited liability company; and any and all modifications thereof and amendments thereto as of the date of this Agreement and any and all future modifications thereof and amendments thereto which are consented to by the Lender.

Past Due Rate means, on any day, the lesser of a rate per annum equal to the Ceiling Rate for that day, or the Stated Rate (as defined in the Note) plus five percent (5%) per annum.

Person shall mean and include a natural person, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government and any department or agency thereof.

Permitted Transferee shall mean a Person satisfying the following conditions: (i) such Person is (x) an Affiliate of Borrower, Guarantor or Sponsor, (y) an entity wholly owned, either directly or indirectly, by an entity that satisfies the Transfer Financial Criteria, or (z) is otherwise acceptable to Lender in its reasonable discretion, (ii) such Person is reputable, of good character, creditworthy and with sufficient financial worth considering the obligations assumed and undertaken, as evidenced by financial statements and other information reasonably requested by Lender; provided, however, that Lender acknowledges that any ARC Affiliate shall be deemed to satisfy the foregoing requirement, (iii) Lender has received a background and credit check in form and substance reasonably acceptable to Lender with respect to any Person holding (together with such Person’s Affiliates), a twenty percent (20%) or greater direct or indirect interest in such Person, and (iv) in the case of an Affiliate of Borrower, Guarantor of Sponsor, no condition exists with respect to such Affiliate which, pursuant to Lender’s standard underwriting criteria applicable at the time the Affiliate’s qualification as a Permitted Transferee is being determined, would have caused Lender to refuse to originally make the Loan to such Affiliate.

Premises shall mean the Land, the Improvements, all fixtures, equipment, leases, rentals, accounts, general intangibles and other personal property of any kind or character of Borrower now or hereafter related to, situated on or used or acquired for use, on or in connection with the Land or any improvements now or hereafter constructed thereon, and all related parts, accessions and accessories thereto and all replacements or substitutions therefor, as well as all other improvements, benefits and appurtenances now or hereafter placed thereon or accruing thereto.

Project shall mean that certain distribution facility located on the Land, having a physical address of 119771 Rick Jones Way, Butte, Montana 59750, and containing approximately 45,826 square feet of rentable area, together with appurtenant parking spaces and related facilities.

Proper Form shall mean in form and substance reasonably acceptable to the Lender in all respects.

Regulation D shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation relating to reserve requirements applicable to member lenders of the Federal Reserve System.

Remedies shall have the meaning assigned to it in Section 6.2 hereof.

Subordination/Attornment Agreements means agreements executed between the Lender and each tenant under a Lease, pursuant to which each such tenant subordinates his or its leasehold interest and estate to all security for the Debt and agrees to attorn to the Lender or other purchaser of the property covered by the Lease at judicial or non-judicial foreclosure (or by deed in lieu of foreclosure) or the successors or assigns of either the Lender or such purchaser.

Swap Agreements shall mean any swap agreement (as defined in 11 U.S.C. § 101, as in effect from time to time), if any, previously, concurrently or later entered into between Borrower and Lender or its affiliates and any and all past, concurrent or future modifications, extensions, renewals, rearrangements, replacements and increases of any such swap agreements.  All Swap Agreements are independent agreements governed by the written provisions of said Swap Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Note or any other Debt, except as otherwise expressly provided in said written Swap Agreements, and any payoff statement from Lender relating to this note shall not apply to said Swap Agreements except as otherwise expressly provided in such payoff statement.

Taxes means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

Title Company shall mean Chicago Title Insurance Company and shall include its agent, Montana Abstract & Title Company.

Title Instruments shall mean true and correct copies of all instruments of record in the Office of the County Clerk, the Real Property Records or of any other Governmental Authority affecting title to all or any part of the Land or the Premises, including but not limited to those (if any) which impose restrictive covenants, easements, rights-of-way or other encumbrances on all or any part of the Land or the Premises.

Title Insurance Policy shall mean a mortgagee’s title insurance policy in Proper Form in the aggregate face amount of the Commitment issued by the Title Company to the Lender insuring that the fee simple absolute title to the Land is vested in the Borrower and that the Deed of Trust is a valid first lien on the Land, subject only to such exceptions (if any) as may be acceptable to and approved by the Lender.

Transfer Financial Criteria shall mean, with respect to any Person, that such Person has a net worth of at least Twenty Five Million and 00/100 Dollars ($25,000,000.00) and assets of at least Two Hundred Fifty Million and 00/100 Dollars ($250,000,000.00) and that such Person has covenanted in an agreement, in a form reasonably acceptable to Lender, to maintain such minimum net worth and asset levels for the duration of the term of the Loan.

The following terms shall have the respective meanings ascribed to them in the Uniform Commercial Code as enacted and in force in the State of Texas:

accessions, accounts continuation statement, equipment, financing statement, fixtures, general intangibles, personal property, proceeds, security interest and security agreement.

Section 1.2      Terms Generally.  Each definition contained in this or any other Article of this Agreement shall apply equally to both the singular and plural form of the term defined.  Each pronoun shall include the masculine, the feminine and neuter form, whichever is appropriate to the context.  The words “included,” “includes” and “including” shall each be deemed to be followed by the phrase “without limitation.”  The words “herein,” “hereby,” “hereof” and “hereunder” shall each be deemed to refer to this entire Agreement and not to any particular Article or Section hereof.  Where a defined term derives its meaning from a statutory reference, any regulatory definition promulgated pursuant to the applicable statute shall be deemed to be applicable to the extent its definition is broader than the statutory reference and any reference or citation to a statute or regulation shall be deemed to include any amendments to that statute or regulation and judicial and administrative interpretations of it.  Any specific references to a law shall include any amendments to it promulgated from time to time.

Section 1.3      Amendment of Defined Instruments.  Unless the context otherwise requires or unless otherwise provided, the terms defined in Section 1.1 which mean or refer to a particular agreement, instrument, or document shall also mean, refer to and include all amendments, renewals, extensions, substitutions, and modifications of such agreement, instrument or document, provided that nothing contained in this Section 1.3 shall be construed to authorize the execution or entering into by any Person of any such renewal, extension, substitution, or modification, except as may be permitted by other provisions of this Agreement.

ARTICLE 2
AGREEMENT TO MAKE SECURED LOAN;
USE OF LOAN ADVANCES

Section 2.1      The Loans.  The Lender agrees to make a Loan to the Borrower in an amount equal to the Commitment.  The Loan shall be advanced by the Lender under the provisions of this Agreement for the purpose of refinancing indebtedness incurred for the acquisition of the Premises.

Section 2.2      The Note and Security.  The Borrower shall execute and deliver to the Lender the Note to evidence the Loan.  Advances of Loan proceeds made under this Agreement shall be conclusively deemed and considered to have been made against the Note.  Interest on the amounts of Loan proceeds advanced hereunder shall be computed on the amount of each advance and from the date of each advance.  Payment of the Note shall be secured by the Deed of Trust and the mortgages, liens, security interests and collateral assignments created or evidenced by the other Credit Documents.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

Section 3.1     Due Organization, Existence and Authority of the Borrower.  The Borrower is a duly organized, validly existing limited liability company in good standing under the laws of the State of Delaware, duly qualified to transact business in the State of Montana, and has the power and authority to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement, the Note, the Deed of Trust and the other Credit Documents to which the Borrower is a party.

Section 3.2     Due Organization, Existence and Authority of Guarantor.  Guarantor is a duly organized, validly existing limited partnership in good standing under the laws of the State of Delaware and has the power and authority to carry on its business as presently conducted and to enter into and perform its obligations under the Guaranty and the other Credit Documents to which it is a party.

Section 3.3      Credit Documents Authorized.  The execution and delivery by the Borrower of this Agreement, the Note, the Deed of Trust and the other Credit Documents to which the Borrower is a party and the full and timely performance of all obligations thereunder have been duly authorized by all necessary action under the Borrower’s Organizational Agreement and otherwise.

Section 3.4     Credit Documents Valid, Binding and Enforceable.  This Agreement, the Note, the Deed of Trust and the other Credit Documents to which the Borrower is a party have been duly and validly executed, issued and delivered by the Borrower and constitute valid and legally binding obligations of the Borrower, enforceable in accordance with their respective terms.

Section 3.5     Other Agreements Not Violated.  Compliance by the Borrower with this Agreement, the Note, the Deed of Trust and the other Credit Documents to which the Borrower is a party will not violate any Legal Requirement, the Borrower’s Organizational Agreement, any Management Agreement or any other instrument or agreement binding upon the Borrower.

Section 3.6     Guaranty Authorized.  The Guaranty, Environmental Risk Agreement and the other Credit Documents to which the Guarantor is a party have been duly and validly executed, issued and delivered by Guarantor and constitute valid and legally binding obligations of Guarantor, enforceable in accordance with their terms.

Section 3.7     Other Agreements Not Violated by Guarantor.  Compliance by Guarantor with the Guaranty and Environmental Risk Agreement and the other Credit Documents to which Guarantor is a party will not violate any law or any other instrument or agreement binding upon Guarantor.

Section 3.8     Credit Documents Signed by Other Persons.  Each Credit Document or other written instrument contemplated in or required by this Agreement executed or to be executed by any Person other than the Borrower has been or will be duly authorized by all necessary action and constitutes, or when executed and delivered to the Lender will constitute, the valid and legally binding obligation of such Person, enforceable against such Person in accordance with its terms.

Section 3.9     Permits Effective.  The Borrower has obtained (or has verified the timely availability of and will obtain when necessary) all Governmental Permits material to the operation of the Project, and all such Governmental Permits are or will timely be in full force and effect.

Section 3.10   Taxes Paid.  The Borrower has filed all tax returns required to be filed and paid all taxes shown thereon to be due, including interest and penalties, except for taxes being contested in good faith and for which such taxpayer has provided adequate reserves for payment.

Section 3.11   Suits.  There are no actions, suits or proceedings pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or, to the best knowledge of Borrower, the Premises, or involving the validity or enforceability of the Credit Documents or the priority of the liens, security interests and collateral assignments created or evidenced thereby, at law or in equity, or before or by any Governmental Authority, including, without limitation, any investigation or inquiry by any Governmental Authority under any Legal Requirement, except actions, suits and proceedings which have been fully disclosed to the Lender in writing.

Section 3.12   Financial Statements Complete and Accurate.  All information supplied and statements made to the Lender by or on behalf of the Obligors in any financial statement furnished or application for credit made prior to, contemporaneously with or subsequent to the execution of this Agreement are and shall be true, correct, complete, valid and genuine; such financial statements have been prepared in accordance with Good Accounting Practice and fully and accurately present the financial condition of the subject thereof as of the date thereof, and no material adverse change has occurred in the financial condition reflected therein since the respective dates thereof; and no additional borrowings have been made by the Obligors since the respective dates thereof other than the borrowing contemplated hereby or other borrowing approved in writing by the Lender.

Section 3.13      Leases Effective.  All Leases are in full force and effect.  There are no defaults by Borrower or, to Borrower’s knowledge, any lessee under any of the provisions of any Lease, and all conditions to the effectiveness or continuing effectiveness thereof required to be satisfied as of the date of this representation have been satisfied.

Section 3.14      No Other Defaults.  The Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or any Governmental Authority, or in the payment of any Indebtedness or under the terms or provisions of any agreement or instrument evidencing or securing any Indebtedness, default of which is reasonably likely to have a material adverse effect on the Borrower.

Section 3.15      Utilities and Road Access.  The Land has adequate rights of access to public streets and roads and to all electricity, gas, telephone, water, sanitary sewer and storm drainage facilities necessary for the current use of the Project.  All roads necessary for the use of the Project have been completed.

Section 3.16      Flood Plain.  Except as disclosed on the Current Survey delivered to the Lender, no portion of the Land is located in any area designated by the Secretary of Housing and Urban Development or any other Governmental Authority as being in the 100-year flood plain or as having special flood or mudslide hazards.

Section 3.17      Legal Compliance.  To Borrower’s knowledge, after due and diligent inquiry, no violation of any material Legal Requirement exists with respect to the Premises, the use thereof complies in all material respects with all Legal Requirements and all material Legal Requirements as of the date hereof have been satisfied.

Section 3.18      No Mechanics’ Lien Inception.  The Borrower has not made any verbal or written contract or arrangement of any kind, the occurrence, performance or recordation of which would give rise to a lien on the Premises having priority equal to or greater than the liens and security interests of the Deed of Trust.

Section 3.19      No Default.  No Default under this Agreement or the other Credit Documents has occurred and is continuing.

Section 3.20      No Other Default.  The Borrower is not in default under any instrument evidencing any Indebtedness or any agreement thereto or any indenture, mortgage, deed of trust, security agreement, lease, franchise or other agreement or other instrument to which such Person is a party or by which it or he is bound, in each case with a principal amount greater than $250,000.

Section 3.21      Securities Act of 1933.  Neither the Borrower nor any agent acting for it has offered the Note or any similar obligation of the Borrower for sale to or solicited any offers to buy the Note or any similar obligation of the Borrower from any Person other than the Lender, and neither the Borrower nor any agent acting for it will take any action which would subject the sale of the Note to the provisions of Section 5 of the Securities Act of 1933, as amended.

Section 3.22      Regulations U and T.  No Obligor owns any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.  None of the proceeds of the Loan will be used for the purpose of purchasing or carrying any such margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any such margin stock or which would constitute this transaction a “purpose credit” within the meaning of such Regulation U, as now in effect or as it may hereafter be in effect.  None of the proceeds of the Loan will be used for the purpose of extending or arranging for the extension of credit secured directly or indirectly, in whole or in part, by collateral that includes any such margin stock.  No Obligor will take or permit any action which would involve the Lender in a violation of Regulation U, Regulation T or any regulation of the Board of Governors of the Federal Reserve System or violation of the Securities and Exchange Act of 1934, in each case as now in effect or as the same may hereafter be in effect.

Section 3.23      Compliance With ERISA.  As of the date of this Agreement, the Borrower maintains no employee benefit plans which require compliance with ERISA.  If at any time the Borrower shall institute any employee benefits plans, the Borrower shall at all times comply with the requirements of ERISA.

Section 3.24      Licenses and Permits.  The Borrower owns or will obtain the continuing right to use all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names, trade name rights and copyrights which are required to conduct its business.

Section 3.25      No Contractual or Corporate Restrictions.  The Borrower is not a party to, or bound by, any contract or agreement or subject to any charter or other corporate restriction, materially and adversely affecting its business, property, assets, operations or condition, financial or otherwise.

Section 3.26      Compliance With Legal Requirements.  The Borrower is in substantial compliance with all Legal Requirements in respect of the conduct of its business and the ownership of its assets.

Section 3.27      Not a Broker Or Dealer.  No Obligor is a “broker” or a “dealer” within the meaning of the Securities Exchange Act of 1934, as amended from time to time, and any rules or regulations promulgated thereunder.

Section 3.28      Representations Not Misleading.  No representation or statement made to the Lender by or on behalf of the Borrower or any other Obligor herein or made by or on behalf of the Borrower or any other Obligor in any of the other Credit Documents is (or shall be) false or misleading in any material respect or fails (or will fail) to state any matter necessary to make such statements not materially misleading.

Section 3.29      Survival of Representations and Warranties.  All representations and warranties made herein by or on behalf of the Obligors shall survive the delivery of the Note, the making of the Loan and any investigation at any time made by or on behalf of the Lender shall not diminish its rights to rely thereon.

Section 3.30      Statements Are Representations.  All statements contained in any certificate, Credit Document or other instrument delivered by or on behalf of the Obligors or any of their representatives or officers under or pursuant to this Agreement in connection with the transactions contemplated hereby shall constitute representations and warranties.

Section 3.31      Types of Loans.  All loans evidenced by the Note are and shall be for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use, as such terms are used in the Texas Finance Code.

ARTICLE 4
BORROWER’S COVENANTS AND AGREEMENTS

The Borrower covenants and agrees with the Lender as follows:

Section 4.1        Information.  The Borrower will furnish to the Lender such information concerning the Premises as the Lender may from time to time reasonably request.

Section 4.2        Proof of Payment.  The Borrower will deliver and cause to be delivered to the Lender from time to time as reasonably required by the Lender, all such statements, receipts and other data and information as the Lender may reasonably require reflecting payment of costs and expenses incurred by Borrower in connection with the operation and management of the Premises or as to which the tenant under a Lease is obligated to provide to Borrower under the terms of the applicable Lease.

Section 4.3        Free Access.  After not less than 24 hours notice (provided, however, that the Lender shall not be required to give such notice if the Lender reasonably believes that a Default exists), the Borrower shall permit the Lender and its duly authorized agents free access to the Premises (subject to the rights of tenants under existing Leases) and shall make available for audit and inspection, by the Lender or its duly authorized agents, all property, equipment, books, contracts, records and other papers relating to the operation and management of the Premises.

Section 4.4        Approval of Contractors.  The Borrower will not execute any contract or directly become a party to any arrangement for the furnishing of labor, equipment, supplies or materials for the Premises, whose value exceeds more than $250,000.00, except with Persons approved by the Lender.  Borrower shall withhold retainage as to each construction contract in the manner and amounts required by applicable Legal Requirements.

Section 4.5        Insurance Policies Required.  Until the Debt is paid in full, the Borrower shall maintain the Insurance Policies and comply with all terms thereof and provide the Lender with evidence thereof.

Section 4.6        Leases.  The Borrower shall not enter into a Lease (other than the Fed Ex Lease) of any portion of the Premises unless the Lease, rental charged thereunder, and the tenant have been approved by the Lender and the tenant shall have executed and delivered to Lender a Subordination/Attornment Agreement, if required by Lender.  Neither any Lease nor the guaranty thereof may be modified or amended in any respect or any provision thereof waived, without the prior written consent of the Lender, such consent not to be unreasonably withheld.  The Borrower shall faithfully perform the lessor’s obligations under the Leases and shall not materially modify any of the Leases and shall not terminate any of the Leases or any obligations of any party thereunder, or take (or omit to take) any other action the effect of which may diminish or impair the value of any of the Leases.  Upon request of the Lender, the Borrower shall deliver to the Lender a copy of each Lease, certified by Borrower as correct and complete.

Section 4.7        Additional Instruments.  The Borrower will execute such additional instruments as may be requested by the Lender in order to carry out the intent of the Credit Documents, and to perfect or give further assurances of any of the rights granted or provided for in any of the Credit Documents.

Section 4.8        Notices from Governmental Authorities.  The Borrower will furnish to the Lender copies of material notices and reports received or sent by the Borrower to or from each Governmental Authority within three (3) days of the receipt or giving thereof.

Section 4.9        Documents to Comply with Law.  All forms of lease applications and Leases for space within the Premises and any and all other documents necessary to fulfill the Borrower’s obligations hereunder shall comply with all Legal Requirements.

Section 4.10      Legal Compliance, Indemnification.  The Borrower shall operate the Premises in material compliance with all Legal Requirements, and the Borrower shall indemnify the Lender Indemnitees for, and defend and hold the Lender Indemnitees harmless against any and all claims, demands, liabilities, causes of action, penalties, obligations, damages, judgments, deficiencies, losses, costs or expenses (including, without limitation, interest, penalties, attorneys’ fees and amounts paid in settlement) threatened or incurred by reason of, arising out of or in any way related to any failure of the Borrower to comply with the provisions of any Legal Requirement, this Agreement or the other Credit Documents, and any and all matters arising out of any act, omission, event or circumstance, regardless of whether the act, omission, event or circumstance constituted a violation of any Legal Requirement at the time of its existence or occurrence, except to the extent arising from Lender Indemnitee’s gross negligence or willful misconduct.  THE BORROWER SHALL INDEMNIFY THE LENDER INDEMNITEES PURSUANT TO THIS SECTION REGARDLESS OF WHETHER THE ACT, OMISSION, FACTS, CIRCUMSTANCES OR CONDITIONS GIVING RISE TO SUCH INDEMNIFICATION WERE CAUSED IN WHOLE OR IN PART BY THE LENDER INDEMNITEES’ NEGLIGENCE (BUT NOT GROSS NEGLIGENCE).

Section 4.11     Indebtedness Limited, to be Paid.  The Borrower will not create, incur, suffer or permit to exist, or guarantee, directly or indirectly, or become or remain liable with respect to any Indebtedness, other than under this Agreement, trade payables or Swap Agreements entered into with the Lender or its Affiliates, without the prior written consent of the Lender.  The Borrower will pay punctually and discharge when due, or renew or extend, any material Indebtedness incurred by it and will discharge, perform and observe the covenants, provisions and conditions to be performed, discharged and observed by it in connection therewith, or in connection with any agreement or other instrument relating thereto or in connection with any mortgage, pledge or lien existing at any time upon any of the property or assets of the Borrower; provided, however, that nothing contained in this Section shall require Borrower to pay, discharge, renew or extend any such Indebtedness or to discharge, perform or observe any such covenants, provisions and conditions so long as Borrower in good faith shall be actively contesting any claims which may be asserted against it with respect to any such Indebtedness or any such covenants, provisions and conditions and shall set aside on its books reserves with respect thereto deemed adequate by the Lender.

Section 4.12     Notice of Material Adverse Change.  Promptly upon the obtaining by the Borrower of knowledge of any material adverse change in the business or financial condition of any Obligor the Borrower shall notify the Lender thereof.

Section 4.13     Notice of Other Liens.  The Borrower shall notify the Lender in writing within five (5) days of the time that the Borrower becomes aware of the filing of any mortgage or lien or other security device whatsoever against the Premises.

Section 4.14     Bonding Off Liens.  The Borrower shall bond off under the provisions of all Legal Requirements any lien or claim of lien filed for record within ten (10) days after the date of filing of said lien or claim to the satisfaction of the Lender.

Section 4.15      Financial Information.  Borrower shall furnish to Lender the following:

(a)    (i) As soon as available and in any event within one hundred twenty-five (125) days after the end of each fiscal year of Borrower, a balance sheet of Borrower as of the end of such fiscal year and statements of income, retained earnings or partner’s capital (as the case may be) and cash flows for such fiscal year, setting forth in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail and certified by an appropriate officer on behalf of Borrower; and (ii) as soon as available and in any event within one hundred twenty-five (125) days after the end of each fiscal year of American Realty Capital Trust III, Inc. (“Sponsor”), a balance sheet of Sponsor as of the end of such fiscal year and statements of income, retained earnings or partner’s capital (as the case may be) and cash flows for such fiscal year, setting forth in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail and certified by an appropriate officer on behalf of Sponsor;

(b)    Copies of all state and federal tax returns prepared with respect to Borrower and Guarantor within thirty (30) days of such returns being filed with the Internal Revenue Service or applicable state authority, but in no event shall such returns be delivered later than October 15 of the year in which such returns are due; and

(c)     Promptly following any request therefor, the terms of any renewal or extension options for each Lease and such other additional financial and other information regarding the operations, business affairs and financial condition of Borrower, or regarding compliance with the terms of this Agreement or any other Credit Document, as the Lender may reasonably request.

Section 4.16      Borrower’s Performance.  If Borrower should fail to comply with any of the agreements, covenants or obligations of Borrower under this Agreement or any other Credit Document, then Lender (in Borrower’s name or in its own name) may, upon five Business Days written notice to Borrower, perform them or cause them to be performed for the account of Borrower and at Borrower’s sole expense, but shall not be obligated to do so.  Any and all expenses thus incurred or paid by the Lender shall be Borrower’s demand obligations to the Lender and shall bear interest from the date of the Lender’s payment of any such obligation or expense for Borrower’s account until the date that Borrower repays it to the Lender at the Past Due Rate.  Upon making any such payment or incurring any such expense, the Lender shall be fully subrogated to all of the rights of the Person receiving such payment.  Any amounts owing by Borrower to the Lender pursuant to this provision or any other provision of this Agreement shall automatically and without notice be and become a part of the Debt and be secured by the Credit Documents.  The amount and nature of any such expense and the time when paid shall be established by the affidavit of Lender or any of Lender’s officers or agents.

Section 4.17     Professional Services.  Upon the occurrence and during the continuance of an Event of Default, promptly upon Lender’s request, Borrower, at Borrower’s sole cost and expense, shall:  (a) cause an inspection and written appraisal of the Premises (or such parts of it as are designated in Lender’s request), to be made by an appraiser approved by Lender in its sole discretion; and (b) cause to be conducted or prepared any other written report, summary, opinion, inspection, review, survey, audit or other professional service relating to the Premises or such other property securing the Debt or any operations in connection with it (all as designated in Lender’s request), including, without limitation, any accounting, auctioneering, architectural, consulting, engineering, design, legal, management, pest control, surveying, title abstracting or other technical, managerial or professional service relating to such property or its operations.

Section 4.18      Fundamental Changes.

(a)    The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired), or liquidate or dissolve.

(b)    The Borrower will not make any changes in its organizational structure or status, or amend, alter, modify, rescind, terminate, supplement or waive any of its rights under, or fail to comply with the terms and provisions of its Organizational Agreement in a manner adverse to Lender, or permit any change in Control or management of Borrower; provided, however, that so long as no Default is continuing, Borrower shall be permitted to convert its organizational status to a Delaware Statutory Trust so long as there is no change in Control or management of the Borrower as a result of such conversion and Borrower shall have provided Lender with all relevant conversion documents and any modifications to Borrower’s Organizational Agreement.  Borrower represents and warrants that any such conversion will have no adverse effect on Lender or its rights under the Credit Documents or on Borrower’s obligations under the Credit Documents.

Section 4.19     Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrower will not purchase, hold or acquire (including pursuant to any merger with any Person) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one (1) transaction or a series of transactions) any assets of any other Person.

Section 4.20     Restricted Payments.  At any time during the continuance of a Default, the Borrower shall not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities (whether as a return of capital or as a loan repayment) to any partner, member or other equity holder.

Section 4.21      Governmental Regulation.  Neither Borrower, any Obligor nor any of their respective Affiliates is or will be an entity or person (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”), (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specially Designated Nationals and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf), (iii) who commits, threatens to commit or supports “terrorism,” as that term is defined in EO13224, (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in subparts [i] – [iv] above are herein referred to as a “Prohibited Person”), or (v) has more than 15% of its assets in Sanctioned Countries or derives any of its operating income from investments in, or transactions with Prohibited Persons or Sanctioned Countries.  Borrower covenants and agrees that neither Borrower, any Obligor nor any of their respective affiliates will (i) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person, or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224.  Borrower further covenants and agrees to deliver (from time to time) to Lender any such certification or other evidence as may be requested by Lender in its sole and absolute discretion, confirming that (i) neither Borrower nor any Obligor is a Prohibited Person and (ii) neither Borrower nor any Obligor has engaged in any business, transaction or dealings with a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Prohibited Person or a Sanctioned Country.  As used herein, “Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at the website http://www.treas.gov/offices/enforcement/ofac/programs/, or as otherwise published from time to time.

Section 4.22      Accounts.  Borrower shall maintain all operating and depository accounts related to the Premises with Lender.

Section 4.23     Loan to Value.  At closing, the maximum amount of the Loan advanced and outstanding shall not be more than fifty-seven percent (57.0%) of the appraised value of the Premises (on an “as-is” basis), as determined by Lender in its reasonable discretion.

Section 4.24      Debt Service Coverage.  Borrower must maintain a Debt Service Coverage Ratio at all times of at least 2.75:1.00, tested as of the end of each calendar quarter, commencing with the calendar quarter ending December 31, 2011.  If the Debt Service Coverage Ratio falls below the foregoing requirement, Borrower shall bring the Loan into compliance by means of, at Lender’s sole discretion, either (i) a principal reduction on the Loan, or (ii) pledging additional collateral acceptable to Lender, within thirty (30) days after written notification by Lender.

Section 4.25      Permitted Transfers.

(a)    Notwithstanding anything in this Agreement to the contrary, provided no default has occurred and is continuing, there is no change in Control of Borrower and the sole member of Borrower, and the Persons responsible for day to day management of the Project remain unchanged, the Borrower shall be permitted without the consent of the Lender, on one or more occasions, to sell, assign, convey, transfer, issue or otherwise dispose of (i) any securities or direct or indirect interests in any direct or indirect owner of the Borrower that is publicly traded on a national exchange, (ii) not more than forty-nine percent (49%) in the aggregate of the beneficial economic interest in any securities or any direct or indirect interest in the Guarantor, (iii) not more than forty-nine percent (49%) in the aggregate of the beneficial economic interest in the Borrower (whether directly or indirectly), or (iv) a direct or indirect interest in Borrower that occurs by inheritance, devise or bequest or by operation of law upon the death of a natural person who owns a direct beneficial interest in Borrower.

(b)    Notwithstanding the foregoing, Lender shall not withhold its consent to the one-time conveyance of either (i) one hundred percent (100%) of the direct membership interests in the Borrower, or (ii) one hundred percent of the equity interests in the sole member of the Borrower, to a Permitted Transferee provided that (a) Lender shall have received such documents, certificates and legal opinions as it may reasonably request, including, without limitation an agreement, acceptable to Lender in its sole discretion, pursuant to which an Approved Successor Guarantor, assumes all of the Guarantor’s obligations under the Guaranty and the loan documents to which it is a party, (b) no Default is continuing; (c) the Permitted Transferee and its property manager shall have sufficient experience in the ownership and management of properties similar to the Mortgaged Property, and Lender shall be provided with reasonable evidence thereof; (d) the legal and financial structure of Borrower and its shareholders, partners or members, (including Borrower qualifying as a single purpose, bankruptcy remote entity) after such transfer, shall satisfy Lender’s underwriting criteria and requirements as in effect on the date hereof; and (e) the Permitted Transferee shall have executed and delivered to Lender such title insurance endorsements as may be reasonably requested by Lender

Section 4.26     Deposit of Project Revenue.  During the continuation of an Event of Default, at Lender’s option, the Borrower shall cause all rent and other revenues from the Project to be delivered to Lender and deposited in a Lender controlled account with Lender (the “Collateral Account”).  Upon presentation to Lender of invoices for actual expenses customarily incurred in connection with the operation of the Project which have been approved by Lender, Lender shall disburse, at Lender’s option, to Borrower or the invoice payee, such sums from the Collateral Account as are necessary and available to pay such invoices.  The Collateral Account shall be separate and distinct from all other accounts maintained by Borrower or any Affiliate of Borrower.  All amounts deposited from time to time in the Collateral Account shall be under the dominion and control of Lender, and Borrower shall not have any right to withdraw any amounts from the Collateral Account without the prior written consent of Lender.  Borrower agrees that the Collateral Account, all amounts at any time deposited therein and all rights related thereto are part of the Mortgaged Property described in the Deed of Trust, and Borrower hereby grants and assigns to Lender a security interest in the Collateral Account in order to secure payment and performance of the Debt. If required by Lender, Borrower shall execute and deliver to Lender a Security Agreement (the “Security Agreement”) in form and substance satisfactory to Lender whereby Borrower shall grant to Lender a security interest in the Collateral Account.  After the Event of Default giving rise to Borrower’s obligation to make deposits in the Collateral Account has been fully cured to Lender’s satisfaction, provided the Loan is not finally due and payable (whether by acceleration of the Maturity Date or otherwise) and no other Event of Default has occurred and is continuing, Lender shall disburse all remaining funds in the Collateral Account to Borrower.

ARTICLE 5
REQUIREMENTS FOR ADVANCES

Section 5.1        Conditions.  The Lender shall not be obligated to make any advance of Loan proceeds or other sums under this Agreement or the other Credit Documents unless all of the following conditions shall be satisfied at the time of such advance:

(a)    No Default or Event of Default shall have occurred under this Agreement which has not been waived by the Lender or cured to the satisfaction of the Lender.

(b)    The Premises shall not have been damaged by fire or other casualty.

(c)     The Deed of Trust and all other Credit Documents to be recorded shall have been received by the Title Company in Proper Form for recording in the Real Property Records of Silver Bow County, Montana with all filing fees and taxes therefor paid.

(d)     The Financing Statements shall have been received by the Title Company in Proper Form for filing, and the Lender shall have received such other items and instruments as are necessary and appropriate in the opinion of the Lender to perfect a first priority mortgage, lien and security interest in all property covered by the Deed of Trust and all of the other Credit Documents.

(e)     If requested by the Lender, the Borrower shall have furnished to the Lender one or more Officer’s Certificates, dated the date of such advances as the Lender may require and/or such other evidence as the Lender shall require, that no Default or Event of Default has occurred which has not been waived by the Lender or cured to the satisfaction of the Lender.

(f)     The Lender shall have received the following original Credit Documents in Proper Form:

a counterpart of this Agreement executed by the Borrower;

the Note;

the Deed of Trust;

the Guaranty;

the Environmental Risk Agreement;

the Notice of Entire Agreement;

the Financing Statements; and

(g)    the Lender shall have received the following additional instruments in Proper Form:

the Appraisal;

the Environmental Site Assessment;

Certificates of Good Standing of the Borrower and Guarantor;

the Title Insurance Policy;

the Title Instruments;

a copy of the fully executed Fed Ex Lease and a Subordination/Attornment Agreement executed by the tenant thereunder;

a Current Survey;

all Governmental Permits required to be provided by Lender;

all Insurance Policies required by the Credit Documents;

the Management Agreement and Manager/Lender Agreement executed by the Manager (if any);

the Organizational Agreements of the Borrower and Guarantor;

the Borrowing Authorizations of the Borrower and Guarantor; and

the Opinion of Obligors’ Counsel.

ARTICLE 6
DEFAULTS AND REMEDIES

Section 6.1        Events of Default.  The occurrence (including the passage of time if any is specified in this Section 6.1) of any one or more of the following shall constitute an Event of Default hereunder:

(a)    Failure of the Borrower to pay within three (3) Business Days after due any accrued interest on or principal of the Note or any other part of the Debt.

(b)    Failure of any Obligor to perform, observe or comply with any of the terms, covenants, conditions or provisions contained in this Agreement, the Note, the Deed of Trust, the Guaranty or any of the other Credit Documents, the substance of which is not specifically referred to or included within any of the events described in this Section 6.1.

(c)    Any representation or warranty made by any of the Obligors in this Agreement or in any of the other Credit Documents or otherwise proves to have been untrue or misleading in any material respect as of the date made or deemed made.

(d)    Any substantial damage to or destruction of the Improvements shall occur and insurance proceeds (together with other funds deposited with Lender by Borrower for the purpose of repair and restoration of the applicable damage or destruction) shall not, in the reasonable opinion of the Lender, be sufficient to repair and restore the Improvements, or if insurance proceeds shall not be paid within a reasonable time.

(e)    The Deed of Trust shall not constitute a first and prior lien on and perfected security interest in the Premises as security for the Debt.

(f)     Any Governmental Authority shall commence proceedings to condemn all or any material part of the Premises.

(g)    Any present or future Legal Requirement shall prohibit or impair the Borrower’s use of any of the Premises as currently conducted.

(h)    Any Person shall obtain a judgment adverse to the Borrower after commencing any action, suit or proceeding against or affecting the Borrower or the Premises, or involving the validity or enforceability of any of the Credit Documents or the priority of the liens created thereby, at law or in equity, or before any Governmental Authority, which in the judgment of the Lender, impairs or would impair its interest in the Premises, the enforceability of any of the Credit Documents or the Lender’s ability to collect the Debt when due.

(i)     Any of the Obligors shall be prevented or relieved by any Governmental Authority from performing or observing any material term, covenant or condition of any of the Credit Documents.

(j)    Any of the Obligors shall:

(1)	voluntarily suspend transaction of business;

(2)	become insolvent or unable to pay its or his debts as they mature;

(3)	file a voluntary petition in bankruptcy or a voluntary petition seeking reorganization or to effect a plan or other arrangement with creditors;

(4)	make an assignment for the benefit of creditors;

(5)	apply for or consent to the appointment of any receiver or trustee for any such Person or of all or any substantial portion of the property of any such Person; or

(6)	make an assignment to an agent authorized to liquidate any substantial part of its or his assets.

(k)    In respect of any of the Obligors:

(1)
an involuntary petition shall be filed with any court or other authority seeking reorganization or a creditors’ arrangement of any such Person or the adjudication of any such Person as bankrupt or insolvent;

(2)	an order of any court or other authority shall be entered appointing any receiver or trustee for any such Person or for all or any substantial portion of the property of any such Person; or

(3)	a writ or warrant of attachment or any similar petition shall be issued by any court or other authority against all or any substantial portion of the property of any such Person;

and such petition seeking reorganization, a creditors’ arrangement or adjudication or such order appointing a receiver or trustee is not vacated or stayed, or such writ, warrant of attachment or similar process is not vacated, released or bonded within sixty (60) days after its entry or levy.

(l)     [Reserved].

(m)   Default shall occur under the terms of any of the other Credit Documents and any grace or cure period applicable to such Default shall have expired.

(n)    Except as specifically provided for in the Credit Documents or unless Lender shall otherwise give its prior written consent, if any of the Obligors does any of the following, then (without limiting any other provision of this Agreement) such event shall constitute an Event of Default under this Agreement:

(1)	convey, transfer, lease or encumber any of the Premises or any right to manage any of the Premises or to receive any rents, profits, proceeds or any insurance thereof;

(2)	demolish any part of the Premises;

(3)	liquidate, terminate, consolidate, merge or dissolve;

(4)	except as expressly permitted by this Agreement, convey, transfer, assign or pledge or permit a conveyance, transfer, assignment or pledge of, any interest in Borrower;

(5)
Borrower shall purchase or acquire any materials, supplies, fixtures or equipment in connection with the Improvements under lease or conditional sale or other type of title retention or security agreement;

(6)	create or suffer to be created any lien, encumbrance, easement, use or charge affecting any of the Premises except for liens approved in writing by Lender;

(7)	except as expressly permitted by this Agreement, modify or amend the Organizational Agreements of the Borrower in a manner adverse to Lender; or

(8)
Borrower shall conceal, remove, or permit to be concealed or removed, any part of Borrower’s property, with intent to hinder, delay or defraud any of Borrower’s creditors, or make or suffer a transfer of any of Borrower’s property that may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall make any transfer of Borrower’s property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall suffer or permit, while insolvent, any creditor to obtain a lien upon any of Borrower’s property through legal proceedings or distraint that is not vacated within thirty (30) days from the date thereof.

(o)    Default by Borrower shall occur under the terms of the Fed Ex Lease and any grace or cure period applicable to such Default shall have expired.

(p)    Borrower shall fail to pay when due any principal of or interest on any borrowed money obligation in excess of $250,000 in the aggregate or the holder of any such other obligation declares — or has the right to declare — such obligation due before its stated maturity because of default.

(q)    Any one or more final judgments for the payment of money in excess of an aggregate $100,000.00 (exclusive of insurance coverage) shall be rendered against Borrower and the same shall remain unstayed or undischarged for a period of thirty (30) days.

(r)    Default shall occur under the terms of any Swap Agreement and any grace or cure period applicable to such Default shall have expired.

Notwithstanding anything to the contrary contained in this Section 6.1, with regard to non-monetary Defaults only (i.e., Defaults which cannot be cured by payment of a liquidated sum of money) where no other cure period has been specified herein, and provided the Fed Ex Lease would not be violated, if the Borrower shall fail to cure to the Lender’s satisfaction any such non-monetary Default within thirty (30) days after written notice of such non-monetary Default from the Lender or its agent to the Borrower, then such non-monetary Default shall constitute an Event of Default; provided, however, that no such notice or opportunity to cure shall be required to be given with regard to items (c), (i), (j), (k), (n), (o) and (q).

Section 6.2       Remedies for Default.  At any time after the occurrence of any Event of Default which has not been waived by the Lender in writing or cured to the Lender’s satisfaction, the Lender shall have the right, at its option:

(a)    To declare the unpaid balance of the Debt (including all principal thereof and all interest then accrued thereon, but excluding any Debt under any Swap Agreement, which shall be due in accordance with and governed by the provisions of said Swap Agreement) to be immediately due and payable and thereupon the Debt and the Note shall be immediately due and payable without notice (including but not limited to notice of intent to accelerate and notice of acceleration), protest or demand or presentment for payment, all of which are hereby expressly WAIVED by the Borrower.

(b)    To exercise any rights which the Borrower may have under each and every Management Agreement and any other contract or agreement under which the Borrower has rights which are, or are intended to be, the subject of a security interest in favor of the Lender to secure the Debt.

(c)     To enforce or avail itself of any and all remedies provided in any of the Credit Documents or any Swap Agreements, including but not limited to foreclosure of all the liens and security interests securing the Debt.

Notwithstanding any provision in this Section 6.2 to the contrary and subject to any applicable cure period provided for in this Agreement, upon the occurrence of any Event of Default, the Lender shall have the right, immediately and without notice, to take possession of and exercise possessory rights with regard to any property securing payment of the Debt.

The rights, powers, remedies and privileges listed above may be referred to herein as the “Remedies”.

Section 6.3        Pursuit of Remedies.  The Borrower further agrees that so long as all or any part of the Debt remains unpaid:

(a)    The Lender may determine in its sole discretion which Remedy or Remedies to pursue and the Lender may pursue any one or more of the Remedies without prejudice to the right of the Lender to pursue any other Remedy.

(b)    All sums received by the Lender through pursuit of any one or more Remedies shall not prejudice the right of the Lender to receive payment of sums through pursuit of any other Remedy (except only that money collected and applied to the Debt will reduce its unpaid balance pro tanto).

(c)     Realization upon the collateral security or guarantees and the other obligations provided for in any Credit Document and application of the proceeds thereof to reduce the Debt shall not affect or impair the Lender’s right until the entire Debt is paid to seek enforcement of any other Credit Document in accordance with its terms.

(d)    The Lender may apply any sums realized through pursuit of any Remedy toward payment of principal, interest and other expenses owing by the Borrower in such order of priority and manner that the Lender may elect in its sole discretion.

Section 6.4       Lender’s Options Concerning Managers.  If the Lender shall exercise its rights under Section 6.2(b) hereof, the Lender shall be authorized, at its option, to discontinue the services of any Manager, and to employ one or more independent managers to manage the Premises and the Lender shall have no liability or responsibility to the Borrower or any other Person with respect to its or their management of the Premises so long as the Lender exercises good faith in the selection of such manager or managers.

Section 6.5       Commitments Lapse.  In addition to the rights and remedies of the Lender set forth in this Agreement, upon the occurrence of any Default, the commitment of the Lender (if then outstanding) to make advances against the Note or otherwise shall cease until the Lender shall declare that all such Defaults have been cured to the satisfaction of the Lender, or until the Lender shall have waived same; but the Lender may, at its option, continue or at any time commence making one or more advances and in any case all advances by the Lender shall be deemed to have been made pursuant to commitment (as such term is used and defined in the Uniform Commercial Code as enacted and in force in the State of Texas) and pursuant to this Agreement.

Section 6.6        Costs Paid are Sums Lent.  All costs and expenses incurred by the Lender in exercising its rights under Section 6.2 hereof shall, as paid, be deemed to be an advance of Loan proceeds against the Note or at the option of the Lender (notwithstanding any contrary provision of Section 2.l or 2.2 of this Agreement), shall constitute indebtedness of the Borrower to the Lender payable on demand, bearing interest at the Past Due Rate from the date paid by the Lender.  All such demand indebtedness shall constitute a part of the Debt and shall be secured by all liens and security interests of the Credit Documents.

Section 6.7        Rights and Remedies Cumulative.  All powers, rights and remedies of the Lender set forth in this Article VI shall be cumulative and not exclusive of any other power, right or remedy available to the Lender under this Agreement, the other Credit Documents or the law to enforce the performance or observance of the covenants and agreements contained in this Agreement and the other Credit Documents, and no delay or omission of the Lender to exercise any power, right or remedy accruing to the Lender shall impair any such power, right or remedy, or shall be construed to be a waiver of the right to exercise any such power, right or remedy.  Every power, right and remedy of the Lender set forth in this Agreement, the other Credit Documents or afforded by law may be exercised from time to time, and as often as may be deemed expedient, by the Lender.

Section 6.8        Termination.  This Agreement shall not terminate until payment of the Debt in full, complete performance of all of the obligations of the Obligors under the Credit Documents and final termination of Lender’s obligation – if any – to make further advances under the Note or to provide any other financial accommodations to any Obligor.

ARTICLE 7
MISCELLANEOUS

Section 7.1        Documentation Requirements; Sufficiency of Consents and Approvals.  Each written instrument and Credit Document required by this Agreement or any of the other Credit Documents to be furnished to the Lender shall be duly executed by the Person or Persons specified (or where no particular Person is specified, by such Person as the Lender shall require), duly acknowledged where required by the Lender and, in the case of affidavits and similar sworn instruments, duly sworn to and subscribed before a notary public duly authorized to act in the premises by Governmental Authority; shall be furnished to the Lender in one or more copies as required by the Lender; and shall in all respects be in form and substance satisfactory to the Lender and to its legal counsel.  All title policies, surveys, appraisals and other evidence, information or documentation required by the Lender shall be in form and substance satisfactory to the Lender and its legal counsel in all respects.

Section 7.2        Usury Savings Clause.  Notwithstanding any provision to the contrary contained in this Agreement or in any of the other Credit Documents, it is expressly provided that in no case or event shall the aggregate of (a) all interest on the unpaid balance of the Note, accrued or paid from the date hereof and (b) the aggregate of any other amounts accrued or paid pursuant to the Note or any of the other Credit Documents, which under applicable laws are or may be deemed to constitute interest upon the Debt from the date hereof, ever exceed the Ceiling Rate.  In this connection, it is expressly stipulated and agreed that it is the intent of the Borrower and the Lender to contract in strict compliance with the applicable usury laws of the State of Texas and of the United States (whichever permit the higher rate of interest) from time to time in effect.  In furtherance thereof, none of the terms of this Agreement or any of the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Ceiling Rate.  The Obligors or other Persons now or hereafter becoming liable for payment of the Debt shall never be liable for interest in excess of the Ceiling Rate.  If under any circumstances the aggregate amounts paid on the Debt include amounts which by law are deemed interest which would exceed the Ceiling Rate, the Borrower stipulates that such amounts will be deemed to have been paid as a result of an error on the part of the Borrower, the Lender, and the Person receiving such excess payment shall promptly, upon discovery of such error or upon notice thereof from the Person making such payment, refund the amount of such excess or, at the Lender’s option, credit such excess against the unpaid principal balance of the Debt.  In addition, all sums paid or agreed to be paid to the holder or holders of the Debt for the use, forbearance, or detention of the Debt shall, to the extent required to avoid or minimize usury and to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the Debt so that the interest rate does not exceed the Ceiling Rate.  The provisions of this Section shall control all agreements, whether now or hereafter existing and whether written or oral, among the Borrower, and the Lender.

Section 7.3       Rights and Remedies are Cumulative; Loan Agreement Controls.  The benefits, rights and remedies of the Lender and the security contained herein or provided for in any of the other Credit Documents are cumulative; provided, however, that to the extent of any conflict between any provision of this Agreement and any provision contained in any of the other Credit Documents, the provisions of this Agreement shall control.

Section 7.4       Evidentiary Requirements.  Where evidence of the existence or non-existence of any circumstance or condition is required by this Agreement or any of the other Credit Documents to be furnished to the Lender, such evidence shall in all respects be in form and substance reasonably satisfactory to the Lender.

Section 7.5       Unlawful Provisions.  If any one or more of the provisions of this Agreement or any of the other Credit Documents is declared or adjudged by any Governmental Authority to be unenforceable or unlawful, then each such unenforceable or unlawful provision shall be deemed excised herefrom or therefrom, and the remainder of the Credit Document so affected, together with all rights and remedies granted thereby, shall continue and remain in full force and effect.

Section 7.6        No Waiver.  No course of dealing between the Lender and any Obligor or other Person, nor any delay on the part of the Lender in exercising any rights hereunder or under any of the other Credit Documents, nor any failure of the Lender at any time to enforce any provision of this Agreement or any of the other Credit Documents shall operate as a waiver of any rights of the Lender, except to the extent, if any, expressly waived in writing by the Lender.

Section 7.7       Survival, Republication and Binding Effect of Covenants, Representations and Warranties.  All covenants, agreements, representations and warranties made by any Obligor in this Agreement, the Note, the Deed of Trust and the other Credit Documents, and in any certificates or other documents or instruments delivered pursuant to this Agreement or any of the other Credit Documents shall survive the execution and delivery of this Agreement and the other Credit Documents and any advances of Loan proceeds made by the Lender pursuant to this Agreement or any of the other Credit Documents, and shall continue in full force and effect until the Debt is paid in full.  All such covenants, agreements, representations and warranties shall be binding upon any successors and assigns of the Borrower.

Section 7.8       Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)    if to Borrower, to it at 405 Park Avenue, 15th Floor, New York, New York  10022, Attention:  William M. Kahane;

(b)    if to the Lender, to BOKF, NA, 500 Chimney Rock, 2nd Floor, Houston, Texas  77056, Attention:  Manager, Real Estate Group.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate confirmation is received (or if such day is not a Business Day, on the next Business Day); (ii) if given by mail (return receipt requested), on the earlier of receipt or three (3) Business Days after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid; or (iii) if given by any other means, when delivered at the address specified in this Section.

Section 7.9       Amendments.  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.

Section 7.10     Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument.

Section 7.11      Venue.  HARRIS COUNTY, TEXAS SHALL BE A PROPER PLACE OF VENUE TO ENFORCE PAYMENT OR PERFORMANCE OF THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, UNLESS THE LENDER SHALL GIVE ITS PRIOR WRITTEN CONSENT TO A DIFFERENT VENUE.  THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS IN THE STATE OF TEXAS AND AGREES AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN ANY PROCEEDING ARISING OUT OF ANY OF THE CREDIT DOCUMENTS BY SERVICE OF PROCESS AS PROVIDED BY TEXAS LAW.  THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY OF THE CREDIT DOCUMENTS IN THE DISTRICT COURTS OF HARRIS COUNTY, TEXAS, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS, HOUSTON DIVISION, AND HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIMS THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY NOTICE GIVEN AS PROVIDED FOR IN THIS AGREEMENT.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE LENDER TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY JURISDICTION OR TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW.  THE BORROWER HEREBY IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING AGAINST THE LENDER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS SHALL BE BROUGHT AND MAINTAINED IN THE DISTRICT COURTS OF HARRIS COUNTY, TEXAS, OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS, HOUSTON DIVISION.

Section 7.12      No Third Party Beneficiaries.  It is expressly understood and agreed that this Agreement and the other Credit Documents are made and entered into for the sole protection and benefit of the Lender and the Borrower and their respective successors and assigns (but in the case of assigns of the Borrower, only in accordance with the terms of this Agreement) and, without the prior express written consent of the parties hereto, no other Person shall have any right to action hereon or rights to the Loan proceeds at any time; that the unadvanced Loan proceeds do not constitute a trust fund for the benefit of any third party; and that no such third party shall under any circumstances have or be entitled to any lien, equitable or otherwise, or the impression of any trust on any unadvanced Loan proceeds.

Section 7.13     Number, Order and Captions Immaterial.  The numbering, order and captions or headings of the several articles, sections and paragraphs of this Agreement, the Note, the Deed of Trust and the other Credit Documents are for convenience of reference only and shall not be considered in construing such instruments.

Section 7.14      Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement or any of the other Credit Documents without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    The Lender may assign or participate to any Person all or a portion of its rights and obligations under this Agreement (including all or a portion of the Commitment and the Loan at the time owing to it).

Section 7.15     Choice of Law; Jurisdiction.  THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS HAVE BEEN NEGOTIATED, EXECUTED AND DELIVERED IN THE STATE OF TEXAS AND SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, INCLUDING ALL APPLICABLE FEDERAL LAW, FROM TIME TO TIME IN FORCE IN THE STATE OF TEXAS (EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN ANY CREDIT DOCUMENT).

Section 7.16      No Partnership or Agency Intended.  Nothing in this Agreement or the other Credit Documents is intended or shall in any way be construed so as to create any form of partnership or agency relationship between or among the Borrower, the Lender, the parties hereto having expressly disclaimed any intention of any kind to create any partnership or agency relationship between them.

Section 7.17      Set-Off.  The Borrower hereby gives and confirms to the Lender a right of set-off of all moneys, securities and other property of the Borrower (whether special, general or limited) and the proceeds thereof, now or hereafter delivered to remain with or in transit in any manner to the Lender, its correspondents or its agents from or for the Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise or coming into possession of the Lender in any way, and also, any balance of any deposit accounts and credits of the Borrower with, and any and all claims of security for the payment of the Note and of all other liabilities and obligations now or hereafter owed by the Borrower to the Lender, contracted with or acquired by the Lender, whether joint, several, absolute, contingent, secured, unsecured, matured or unmatured, hereby authorizing the Lender at any time or times during an Event of Default, without prior notice, to apply such balances, credits of claims or any part thereof, to such liabilities in such amounts as it may select, whether contingent, unmatured or otherwise, and whether any collateral security therefor is deemed adequate or not.  The rights described herein shall be in addition to any collateral security described in any separate agreement executed by the Borrower.  This provision shall not imply any obligation of the Borrower to maintain any deposit balances with the Lender.

Section 7.18      Patriot Act Notice.  Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Act.

Section 7.19     Entire Agreement.  THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS TOGETHER CONSTITUTE A WRITTEN AGREEMENT AND REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 7.20     WAIVER OF SPECIAL DAMAGES.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST LENDER, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT, THE TRANSACTIONS, THE LOAN OR THE USE OF THE PROCEEDS THEREOF.

[Remainder of This Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BORROWER:

ARC FEBTTMT001, LLC,
a Delaware limited liability company

By: /s/ William M. Kahane
Name:  William M. Kahane
Title:  President

[Signature Page to Acquisition Loan Agreement]

LENDER:

BOKF, NA, doing business as Bank of Texas

By: /s/ Jason C. Walker
Name:  Jason C. Walker
Title:  Senior Vice President

[Signature Page to Acquisition Loan Agreement]